Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement – 2013 Annual Meeting of Shareholders
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

TEAM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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13131 Dairy Ashford

Sugar Land, Texas 77478

(281) 331-6154

Notice of 2013 Annual Meeting of Shareholders and Proxy Statement

August 23, 2013

To Our Shareholders:

On behalf of our Board of Directors, it is my pleasure to invite you to attend the 2013 Annual Meeting of Shareholders of Team, Inc. The Annual Meeting will be held on Thursday, September 26, 2013 at 3:00 p.m., local time, at our headquarters located at 13131 Dairy Ashford, Sugar Land, Texas 77478. A notice of the meeting, a Proxy Statement and a proxy card containing information about the matters to be voted upon are enclosed.

In addition to the Proxy Statement, you should have also received a copy of our Annual Report on Form 10-K for the fiscal year ended May 31, 2013. We encourage you to read the Form 10-K. It includes information about our operations as well as our audited, consolidated financial statements. If you did not receive a copy of our 2013 Annual Report on Form 10-K, it, along with this Proxy Statement, are available on our website at www.teamindustrialservices.com/proxy2013.

Please use this opportunity to take part in the affairs of our company by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or vote electronically via the Internet or by telephone. See “About the Annual Meeting—How do I vote by proxy?” in the Proxy Statement for more details. Instructions for each type of voting are included with the instructions on your proxy card and the Notice of Internet Availability of Proxy Materials. Returning the proxy card or voting electronically does not deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the meeting. However, if your shares are held through a broker or other nominee, you must obtain a legal proxy from the record holder of your shares in order to vote at the meeting.

Sincerely,

Chairman of the Board of Directors and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting.

Our Proxy Statement and 2013 Annual Report are available at

www.teamindustrialservices.com/proxy2013

TEAM, INC.

13131 Dairy Ashford

Sugar Land, Texas 77478

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	3:00 p.m., local time, on Thursday, September 26, 2013

Location:	Team, Inc.
13131 Dairy Ashford
Sugar Land, Texas 77478

Items of Business:	• Proposal One—Election of two nominees named in the Proxy Statement as Class III Directors to serve a three-year term;

• Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s registered public accounting firm for fiscal year ending May 31, 2014;

• Proposal Three—Consideration of an advisory vote on Named Executive Officer compensation;

• Proposal Four—Approval of a proposed Amendment to Increase the Authorized Shares of Common Stock; and

• Such other business as may properly come before the meeting, or any adjournment thereof.

Documents:	We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Statement, a proxy card and our 2013 Annual Report and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2013 Annual Report are available at www.teamindustrialservices.com/proxy2013. Our 2013 Annual Report, including our Form 10-K for the year ended May 31, 2013, does not form a part of the material for the solicitation of proxies.

Record Date:	The shareholders of record of our Common Stock as of the close of business on Thursday, August 8, 2013 will be entitled to vote at the Annual Meeting, or any adjournment thereof. A complete list of shareholders of record of our Common Stock entitled to vote at the Annual Meeting will be maintained in our principal executive offices at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478 for ten days prior to the Annual Meeting and will also be available at the Annual Meeting.

Proxy Voting:

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares in one of four ways:

(1)    By Mail—fully complete and return the proxy card in the enclosed envelope.

(2)    By Internet—visit the website listed on your proxy card and follow the instructions.

(3)    By Telephone—call the telephone number on your proxy card and follow the instructions.

(4)    In Person—attend the Annual Meeting to vote in person. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

YOUR VOTE IS IMPORTANT.

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY.

Page
General	1
About the Annual Meeting	1
Proposal One—Election of Directors	5
Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2014	6
Proposal Three—Advisory vote on Named Executive Officer compensation	7
Proposal Four—Approval of a proposed Amendment to Increase the Authorized Shares of Common Stock	8
Corporate Governance	9
The Board of Directors and Its Committees	13
Compensation of Directors	17
Executive Officers	18
Compensation Committee Report	19
Compensation Discussion and Analysis	20
Executive Compensation and Other Matters	29
Summary Compensation Table	29
Grants of Plan-Based Awards	30
Outstanding Equity Awards at May 31, 2013	31
Option Exercises and Stock Vested	32
Equity Compensation Plan Information	32
Senior Management Compensation and Benefit Continuation Policy	32
Potential Payments Upon Termination or Change of Control	34
Holdings of Major Shareholders, Officers & Directors	36
Transactions with Related Persons	37
Audit Committee Report	38
Information on Independent Public Accountants	39
Annual Report on Form 10-K	39
Delivery of Proxy Materials to Shareholders Sharing an Address	39
Shareholder Proposals	40
Where You Can Find More Information	40
Other Business	41

TEAM, INC.

13131 Dairy Ashford

Sugar Land, Texas 77478

PROXY STATEMENT

GENERAL

These proxy materials are being provided to you in connection with the 2013 Annual Meeting of Shareholders of Team, Inc. (the “Annual Meeting”). This Proxy Statement, the accompanying proxy card and the Company’s 2013 Annual Report on Form 10-K were first mailed to our shareholders on or about August 23, 2013. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

In accordance with rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Statement, a proxy card and our 2013 Annual Report on Form 10-K and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2013 Annual Report on Form 10-K are available at www.teamindustrialservices.com/proxy 2013. Our 2013 Annual Report on Form 10-K does not form a part of the material for the solicitation of proxies.

Unless otherwise indicated, the terms “Team, Inc.,” “Team,” “the Company,” “we,” “our” and “us” are used in these proxy materials to refer to Team, Inc. We are incorporated in the state of Delaware and our company website can be found at www.teamindustrialservices.com. Our stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “TISI” and our fiscal year ends May 31 of each year.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Team, Inc. (the “Board”) is soliciting your vote in connection with our Annual Meeting.

What is the purpose of the Annual Meeting?

The meeting will be our regular Annual Meeting of Shareholders. You will be voting on the following matters at our Annual Meeting:

1.	Proposal One—Election of two nominees named in the Proxy Statement as Class III directors to serve a three-year term;

2.	Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2014;

3.	Proposal Three—Consideration of an advisory vote on Named Executive Officer compensation;

4.	Proposal Four—Approval of a proposed Amendment to Increase the Authorized Shares of Common Stock; and

5.	Such other business as may properly come before the Annual Meeting, or any adjournment thereof.

How does the Board of Directors recommend I vote?

The Board recommends a vote:

Proposal One—For the election of Emmett J. Lescroart and Sidney B. Williams as Class III directors;

Proposal Two—For the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2014;

Proposal Three—For the approval of Team, Inc.’s compensation of its Named Executive Officers as disclosed in this Proxy Statement; and

Proposal Four—For a proposed Amendment to Increase the Authorized Shares of Common Stock as disclosed in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

The Board has set Thursday, August 8, 2013 as the record date for the Annual Meeting (the “Record Date”). All shareholders who owned our Common Stock, par value $0.30 per share (the “Common Stock”), at the close of business on the Record Date may attend and vote at the Annual Meeting.

How many votes can be cast by all shareholders?

Each share of Common Stock is entitled to one vote. There is no cumulative voting. There were 20,589,041 shares of Common Stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of Common Stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and to conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, a proxy card has been properly submitted by you or on your behalf, or you have voted on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of Common Stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (i) lacks the discretionary authority to vote on certain matters and (ii) has not received voting instructions from the beneficial owner in respect of these specific matters.

How many votes are required to approve each proposal in this Proxy Statement?

Election of Directors. Our directors are elected by a plurality of the votes cast. This means that the two individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

Appointment of KPMG. To be approved, Proposal Two requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy.

Advisory Vote on Named Executive Officer Compensation. To be approved, Proposal Three requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy. A vote on this proposal is not binding on the Board or the Company. Although the vote is non-binding, our Compensation Committee will review and consider the voting results when evaluating the compensation program for our Named Executive Officers.

Approval of an Amendment to Increase the Authorized Shares of Common Stock. To be approved, Proposal Four requires the affirmative vote the holders of at least two-thirds of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Other Matters. An affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, is generally required for action of any other matters that may properly come before the Annual Meeting.

How do I vote by proxy?

You can vote your shares by completing and returning the proxy card accompanying this Proxy Statement. You also have the option of voting your shares on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy. If you vote by internet or telephone, do not return your proxy card. You may also vote in person by attending the Annual Meeting.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board. The Board has designated André C. Bouchard and Ted W. Owen to serve as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in “street name” (that is, in the name of or through a broker, bank or other nominee) and do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on each matter voted upon at the Annual Meeting. Under applicable rules, brokers have the discretion to vote on routine matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine” except for Proposal Two, to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending May 31, 2014 and Proposal Four, to approve a proposed amendment to increase the authorized shares of common stock. Thus, your broker, bank or other nominee would not be able to vote on such “non-routine” matters. If your shares are held in street name, your broker, bank or other nominee will include a voting instruction card with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please return your proxy card to your broker, bank or other nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.

How are abstentions and broker non-votes counted?

In tabulating the voting result for Proposal One, Two and Three, shares that constitute broker non-votes are not considered voting power present with respect to that proposal. Thus, with respect to proposals One, Two and Three, broker non-votes will not affect the outcome, assuming a quorum is obtained. Broker non-votes will be considered voting power present for Proposal Four and thus will have the same effect as votes AGAINST Proposal Four (in as much as adoption of Proposal Four requires the affirmative vote of the holders of at least two-thirds of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting). Abstentions are considered voting power present at the meeting and thus will have the same effect as votes AGAINST each of the matters scheduled to be voted on at the Annual Meeting (other than the election of directors).

Both abstentions and broker non-votes are counted as “present” for purposes of determining the existence of a quorum at the Annual Meeting.

Who pays for the proxy solicitation and how will the Company solicit votes?

We bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers, and other employees may solicit proxies by personal interview, telephone, facsimile, or email. These individuals will not be paid any additional compensation for any such solicitation. We will request brokers and other nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of these shares. We will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to these beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this Proxy Statement, vote by telephone, or vote on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by providing written notice to our Corporate Secretary at: Team, Inc. Attn.: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478, specifying such revocation. You may change your vote by timely delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete, and deliver a proxy from your broker or other nominee.

PROPOSAL ONE—ELECTION OF DIRECTORS

Nominees for Election

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our Board will consist of not less than five persons, the exact number to be fixed from time-to-time by the Board. Our directors are divided into three classes designated as Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The Class I directors serve for a term expiring at the 2014 Annual Meeting of Shareholders, the Class II directors serve for a term expiring at the 2015 Annual Meeting and the Class III directors serve for a term expiring at the 2013 Annual Meeting of Shareholders. At each annual meeting, successors to the class of directors whose term expires at that annual meeting are elected for a term expiring at the third succeeding annual meeting. Each director holds office until the Annual Meeting for the year in which his or her term expires and until a successor has been elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.

At the Annual Meeting, two (2) directors will be elected for a three-year term expiring at the annual meeting to be held in 2016. Our Board has nominated the following two persons for election as Class III directors to serve a three-year term expiring on the date of our 2016 annual meeting of shareholders or until their successors are duly elected and qualified:

•	Emmett J. Lescroart and

•	Sidney B. Williams

Biographical information about each of the nominees is provided under “The Board of Directors and its Committees,” below.

Vote Required and Board Recommendation

Our directors are elected by a plurality of the votes cast. This means that the two individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Shareholders may not cumulate their votes for the election of directors. Unless contrary instructions are set forth in the proxies, the persons with full power of attorney to act as proxies at the Annual Meeting will vote all shares represented by such proxies for the election of the nominees named therein as directors. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in the nominee’s stead, of such other persons as our Board may recommend. We have no reason to believe that any of the nominees will be unable or unwilling to stand for election or to serve if elected.

The Board of Directors unanimously recommends that you vote “FOR” the election of each of the nominees named above.

PROPOSAL TWO—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm of the Company to audit its consolidated financial statements and the effectiveness of its internal controls over financial reporting for the fiscal year ending May 31, 2014, and the Board has determined that it would be desirable to request that our shareholders ratify such appointment.

KPMG LLP has served as the independent registered public accounting firm of the Company and its subsidiaries since May 2002. KPMG LLP is considered by the Audit Committee and by the management of the Company to be well-qualified. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

Shareholder ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm is not legally required. Nevertheless, at the recommendation of the Audit Committee, our Board has directed that the appointment of KPMG LLP be submitted for shareholder ratification as a matter of good corporate practice. If our shareholders do not ratify the appointment of KPMG LLP at the Annual Meeting, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required and Board Recommendation

The proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2014 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2014.

PROPOSAL THREE—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are asking you to vote, in an advisory manner, to approve the executive compensation philosophy, policies and procedures described in in the “Compensation Discussion and Analysis” section of our 2013 Proxy Statement, and the compensation of our Named Executive Officers, as disclosed in our 2013 Proxy Statement.

In the section entitled “Compensation Discussion and Analysis,” you will find a description of our executive compensation practices and objectives. Please also refer to the compensation tables and narrative discussion appearing under “Executive Compensation and Other Matters,” which provide detailed information about the compensation of our Named Executive Officers. Our Compensation Committee and Board believe that our compensation practices are effective in achieving our executive compensation objectives and that the compensation of our Named Executive Officers as disclosed in this Proxy Statement reflects and supports the appropriateness of our executive compensation philosophy and practices.

This Proposal Three, commonly known as the “say on pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers described in this Proxy Statement.

Accordingly, we invite you to carefully review the sections in this proxy entitled “Compensation Discussion and Analysis” and “Executive Compensation and Other Matters” and cast a vote to approve the following non-binding resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Vote Required and Board Recommendation

To be approved, Proposal Three requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy.

A vote on this proposal is not binding on the Board or the Company. Although the vote is non-binding, our Compensation Committee will review and consider the voting results when evaluating the compensation program for our Named Executive Officers.

The Board of Directors recommends that shareholders vote “FOR” approval of the Company’s compensation of its Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL FOUR—PROPOSED AMENDMENT TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has approved a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 30 million to 60 million. The proposed amendment would replace the first sentence of Article IV of our Amended and Restated Certificate of Incorporation with the following language:

“The aggregate number of shares which the corporation shall have the authority to issue is 60,500,000 shares, of which 60,000,000 shares shall be common shares, par value $0.30 each (“Common Stock”) and of which 500,000 shares shall be preferred shares, par value $100.00 each (“Preferred Stock”), issuable in series.”

The Board of Directors believes it is in the best interests of the Company to increase the number of authorized shares of Common Stock in order to provide the Company greater flexibility in considering and planning for future corporate needs, including, but not limited to, stock dividends, grants under equity compensation plans, stock splits, financings, potential strategic transactions, including mergers, acquisitions, and business combinations, as well as other general corporate transactions. The Board of Directors believes that additional authorized shares of Common Stock will enable the Company to take timely advantage of market conditions and favorable financing and acquisition opportunities that become available to the Company without the delay and expense associated with convening a special meeting of the Company’s stockholders.

The Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of Common Stock that will result from the Company’s adoption of the proposed amendment. Except as otherwise required by law or by a regulation of the New York Stock Exchange, the newly authorized shares of Common Stock will be available for issuance at the discretion of the Board of Directors (without further action by the stockholders) for various future corporate needs, including those outlined above. While adoption of the proposed amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing stockholders, any future issuance of additional authorized shares of the Company’s Common Stock may, among other things, dilute the earnings per share of the Common Stock and the equity and voting rights of those holding Common Stock at the time the additional shares are issued.

In addition to the corporate purposes mentioned above, an increase in the number of authorized shares of the Company’s Common Stock may make it more difficult to, or discourage an attempt to, obtain control of the Company by means of a takeover bid that the Board of Directors determines is not in the best interest of the Company and its stockholders. However, the Board of Directors does not intend or view the proposed increase in the number of authorized shares of the Company’s Common Stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of the Company.

Any newly authorized shares of the Company’s Common Stock will be identical to the shares of Common Stock now authorized and outstanding. The proposed amendment will not affect the rights of current holders of the Company’s Common Stock, none of whom have preemptive or similar rights to acquire the newly authorized shares.

Required Vote

Approval of the proposed Amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock requires the affirmative vote of the holders of two-thirds of the shares of Common Stock outstanding and entitled to a vote at the Annual Meeting.

The Board of Directors recommends that shareholders vote “FOR” approval of the proposed Amendment to Increase the Authorized Shares of the Company’s Common Stock from 30 million to 60 million.

CORPORATE GOVERNANCE

Corporate Governance Principles and Materials

We are committed to the enhancement of long-term shareholder value with the highest standards of integrity and ethics. With that in mind, our Board has adopted a set of Corporate Governance Principles that, along with our Amended and Restated Certificate of Incorporation and Bylaws, provide an effective corporate governance framework for Team that reflects our core values and provides a foundation for our governance. In support of our Corporate Governance Principles, our Board has adopted charters for each of the committees of the Board, a Code of Ethical Conduct for all of our directors, officers and employees and a Corporate Social Responsibility Policy. We believe that we have established procedures and have practices in place which are designed to enhance and protect the interests of our shareholders.

The following corporate governance materials are available and can be viewed and downloaded from our website at www.teamindustrialservices.com on the “Investors” page under “Corporate Governance”:

(i)	the Company’s Corporate Governance Principles;

(ii)	charters for the Audit Committee, the Compensation Committee, the Executive Committee and the Corporate Governance and Nominating Committee;

(iii)	the Company’s Code of Ethical Conduct; and

(iv)	the Company’s Corporate Social Responsibility Policy.

A copy of these materials is available to shareholders free of charge upon written request to the Company’s Secretary at: Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478.

Director Independence

Our Board believes that the interests of our shareholders are best served by having a predominate number of objective, independent representatives on the Board. Consistent with the rules of the NYSE, our Corporate Governance Principles require that a majority of our Board be composed of independent directors. A director will be considered “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Team that may impair, or appear to impair, the director’s ability to make independent judgments.

On an annual basis each member of our Board and each executive officer is required to complete a directors’ and officers’ questionnaire that includes disclosure of any transactions with the Company in which the member of the Board or executive officer, or any member of his immediate family, has a direct or indirect material interest. In addition, each member of the Board conducts an annual self-evaluation with respect to the Board and any committees on which the member serves.

The Board has evaluated all relationships between each of our directors and director nominees and has determined that, except for Mr. Hawk, all the directors are “independent” as that term is defined in the applicable rules of the NYSE and consistent with our Corporate Governance Principles. In making this determination, the Board considered any transactions and relationships between each director or his immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Transactions with Related Persons,” below. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. With the exception of the Chief Executive Officer (“CEO”), Mr. Hawk, no director or nominee is currently, or was within the past three years, employed by the Company, its subsidiaries or affiliates. In addition, there are no family relationships between any nominees, directors and senior executive officers of the Company. Mr. Hawk is not independent because of his employment as the CEO.

Our Board will continue to monitor the standards for director independence established under applicable law and the NYSE listing requirements and will ensure that our Corporate Governance Principles remain consistent with those standards.

Leadership Structure

Our Board has determined that its current structure, with a combined CEO and Chairman of the Board, an independent Lead Director, and independent directors, is in the best interests of the Company and its shareholders. Specifically, our Board has found that having our CEO serve as Chairman is in the best interests of the Company’s shareholders, because this structure makes the best use of our CEO’s extensive knowledge of the Company and its industry, as well as fostering greater communication between the Company’s management and the Board.

Our Board designated the position of Lead Independent Director in order to clarify and centralize the work of the independent directors. To further clarify the role of the independent directors in the governance of the Company, our Board established duties and responsibilities for the position of Lead Director. Mr. Waters was appointed to this position by the independent directors and has served as our Lead Director since June 2007. The Lead Director (i) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and sets agendas for executive sessions; (ii) assists the Chairman in the management of Board meetings; (iii) monitors and responds directly to shareholder and other stakeholder questions and comments that are directed to the Lead Director or to the independent directors as a group, with consultation with the Chairman and CEO or other directors or management as the Lead Director deems appropriate; (iv) reviews and coordinates meeting agendas, information, number of Board meetings and schedules for the Board; (v) ensures personal availability for consultation and communication with independent directors and with the Chairman and CEO or management, as appropriate; (vi) provides guidance on director orientation; and (vii) calls special meetings of the independent directors in accordance with our Bylaws, as the Lead Director deems appropriate. Our Senior Vice President, Administration, General Counsel and Secretary supports the Lead Director in fulfilling the Lead Director role.

Our Board has adopted Corporate Governance Principles that require that a majority of the Board be composed of independent directors. Our Audit, Compensation, and Corporate Governance and Nominating Committees are composed entirely of independent directors. In addition, our Board provides for regularly scheduled meetings of the independent directors. During fiscal 2013, the independent directors met as a group 5 times. These meetings were conducted, without any member of management or employees of Team present (except by invitation), to discuss matters related to the oversight and governance of Team, compliance with NYSE and SEC rules, and the performance of our senior executives.

Communications with the Board of Directors

Our Board has established a process for our shareholders and other interested parties to communicate with the Lead Director, the Board as a whole, the independent directors as a group, any Board Committee, or any individual member of the Board. Such communication should be in writing, addressed to the Board or an individual director to: Team, Inc., 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478, c/o André C. Bouchard, Corporate Secretary. All such correspondence is reviewed by our Secretary’s office, which forwards the material to the applicable director.

Director Education

In accordance with our Corporate Governance Principles, each member of the Board is provided with a membership in the National Association of Corporate Directors and is encouraged to participate in continuing director education programs paid for by the Company.

Succession Planning

Our Board has the responsibility to ensure that the leadership of our Company is meeting the current and future needs of Team. The Compensation Committee annually reports to the Board on succession planning and collaborates with the Board to evaluate potential successors to our CEO and other senior executives. As part of this process, the Compensation Committee solicits views from the non-management members of the Board and from senior management of the Company.

Share Ownership Guidelines; Restrictions on Trading in Company Securities

In an effort to more closely link our non-employee directors’ financial interests with those of our shareholders, our Board established share ownership guidelines for our non-management directors. Under these guidelines, our non-management directors are expected to own Common Stock of Team valued at a minimum of $150,000. Newly appointed directors are expected to meet or exceed these guidelines within three years of joining the Board. All of our directors currently meet or exceed these share ownership guidelines.

In an effort to align the financial interests of our senior executives with those of our shareholders, our Board established share ownership guidelines for our senior executives. Under these guidelines, our CEO is expected to own Common Stock of Team valued at three times his base salary. The guideline for the rest of our senior executives is one times their base salary. Newly appointed senior executives are expected to meet or exceed these guidelines within five years of entering their respective positions. Our CEO and all of our executive officers meet or exceed these share ownership guidelines.

Because short-range speculation in our securities based on fluctuations in the market may cause conflicts of interests with our shareholders, our Insider Trading Policy and our Corporate Governance Principles, applicable to our directors and executive officers, prohibit trading in options, warrants, and puts and calls related to our securities and prohibit selling our securities short. In addition, unless approved by our General Counsel, our Insider Trading Policy and our Corporate Governance Principles prohibit our directors and executive officers from holding our securities in margin accounts or pledging our securities as collateral for a loan. In evaluating requests to hold our securities in a margin account or pledge our securities, our General Counsel considers a number of factors, including, but not limited to: the total stock holdings of the individual, the amount of Company securities to be pledged or secured, the potential impact of a margin or loan call, the position of the individual with our Company, whether the pledge is part of a loan where lender has recourse against all assets of the individual and whether the pledge excludes Company shares required to meet our share ownership guidelines. No director or executive officer of the Company holds our securities in a margin account or has our securities pledged as collateral for a loan.

Board’s Role in Risk Oversight

Our Board has responsibility for the oversight of risks that could affect the Company. This oversight is conducted primarily through the Board with respect to significant matters, including the strategic direction of the Company, and by the various committees of the Board in accordance with their charters. The Board satisfies its risk oversight responsibilities through receipt of reports from each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from executives responsible for oversight and management of particular risks within Team. The Board continually works, with the input of the Company’s senior executives to assess and analyze the most likely areas of future risk for Team. On an annual basis our senior management updates and reviews our enterprise risk management process with the Board. Directors also have complete and open access to all of our employees and are free to, and do, communicate directly with our management. In addition to our formal compliance programs, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Overview of Risk of Company Compensation Policies and Practices

The Compensation Committee, with the assistance of the Company’s other independent directors and senior management, has determined that the Company’s compensation policies and practices do not motivate imprudent risk taking. This determination has taken into account the following design elements of our compensation policies and practices: mixture of cash and equity compensation, mixture of performance time horizons, use of financial metrics balanced to promote long term Company goals, avoidance of uncapped awards, executive share ownership and holding requirements, no defined benefit or special executive retirement benefit plans and a rigorous auditing, monitoring and enforcement environment. The Committee continues to monitor its compensation policies and practices to determine whether its risk management objectives are being satisfied.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth the names and ages of the nominees for election as directors and the current members of the Board who will continue serving following the Annual Meeting, as well as background information relating directly to such individuals’ experience, qualifications, attributes and skills to serve as a director of our Company. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.

Director Nominees

The Board unanimously recommends a vote FOR the election of the nominees listed below.

Set forth below is certain information as of August 1, 2013 concerning the nominees for election at the Annual Meeting as Class III directors, including the business experience of each nominee for at least the past five years:

Name	Age	Present Position With the Company	Director Since
Emmett J. Lescroart	62	Director	2004
Sidney B. Williams	79	Director	1973

Mr. Lescroart is a Managing Director of EJL Capital, LLC, a private investment banking firm and has been in this position since 2001. He is also an independent private investor managing his personal investments and has done this since 1996. Mr. Lescroart was Managing Director of Chapman Associates from 2005 until June 2008. For twenty years prior to 1996, he was employed with the Cooperheat Company in positions of increasing responsibility and authority, becoming CEO in 1983 and remaining in that position until resigning in 1996 to pursue his personal investments business. In August 2004, we acquired certain of the assets of a successor to the Cooperheat entity. The Company believes that Mr. Lescroart’s business expertise, including his background managing and directing public and private companies and his specific experience managing a public company in our industry later acquired by Team, give him a deep understanding of our business and the necessary qualifications and skills to serve as a director.

Mr. Williams is the sole shareholder of a professional corporation which is a partner in the law firm of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas. He has been a partner in that firm for more than the past five years. Mr. Williams has been a member of our Board since the inception of the Company and in the past has provided the Company with legal counsel. The Company believes that Mr. Williams’ 40 years of service on the Board, his historical association as our attorney and the legal services he has provided to numerous clients, including publicly traded companies, give Mr. Williams a unique perspective on Team and the challenges we face and provide him with the necessary qualifications and skills to serve as a director.

Directors Continuing in Office

Set forth below is certain information as of August 1, 2013 concerning the directors continuing in office until the expiration of their respective terms, including the business experience of each director for at least the past five years:

Name	Age	Present Position With the Company	Director Since	Class	Expiration of Present Term
Philip J. Hawk	59	Chairman and CEO	1998	Class I	2014
Vincent D. Foster	56	Director	2005	Class II	2015
Jack M. Johnson	75	Director	1992	Class II	2015
Louis A. Waters	75	Lead Director	1998	Class I	2014

Mr. Hawk was appointed as our Chairman of the Board and CEO in November 1998. Prior to 1998, Mr. Hawk served as the CEO of another public company and worked as a consultant for an international business consulting firm advising major public companies on business strategies. Mr. Hawk also served as a director of NCI Building Systems, Inc. from 2004 to 2009. As CEO, Mr. Hawk has been responsible for setting the Company’s strategic direction. The Company believes that Mr. Hawk’s strong business and leadership skills, as well as his comprehensive knowledge of the Company and our industry, give him a thorough understanding of our business and the necessary qualifications and skills to serve as a director.

Mr. Foster has served as the Chairman and Chief Executive Officer of Main Street Capital Corporation (NYSE), a specialty investment company, since March 2007. Mr. Foster has also been Senior Managing Director of Main Street Capital Partners, LLC (and its predecessor firms), a corporate investment firm, since 1997. Mr. Foster currently serves as a director of Quanta Services, Inc. Mr. Foster previously served as a director of U.S. Concrete, Inc. from 1999 to 2010, Carriage Services, Inc. from 1999 to 2011, and HMS Income Fund, Inc. from June 2012 to March 2013. In addition, Mr. Foster served as a founding director of the Texas TriCities Chapter of the National Association of Corporate Directors from 2004 to 2011. Prior to 1997, Mr. Foster, a CPA who also holds a J.D. degree, had a 19 year career with a major international accounting firm, where he was a partner from 1988 to 1997. The Company believes Mr. Foster’s qualifications to serve on the Board include his significant contributions and service to Team, his experience as chief executive officer of a public corporation, his many years of service on boards of other public companies and his extensive tax, accounting, merger and acquisitions, financial and corporate governance expertise.

Mr. Johnson has been Managing General Partner of Wintermann & Company, a partnership that manages approximately 25,000 acres of real estate in Texas used in farming, ranching and oil and gas exploration activities, for more than the past five years. Mr. Johnson serves as President of Winco Agriproducts, an agricultural products company that primarily processes rice for seed and commercial sale, as a director of Security State Bank in Anahuac, Texas and as a director of the Colorado Land Trust, a non-profit organization. From 1989 to 1993, Mr. Johnson served on the board of directors and as chairman of the Lower Colorado River Authority, a non-profit public utility serving more than one million residents in central and southeast Texas. The Company believes that Mr. Johnson’s business expertise, including his background managing and directing public and private companies, provides him with the necessary qualifications and skills to serve as a director.

Mr. Waters manages the Waters Group, a private equity company specializing in technology and industrial companies. He was the Founding Chairman of Browning-Ferris Industries, Inc. and served that company from its inception in 1969 until his retirement in March 1997. Mr. Waters was also a Founding Chairman of Tyler Technologies, Inc. (NYSE) serving that company from September 1997 until he retired in March 2002. Mr. Waters serves as the Lead Director of Team’s Board. The Company believes that Mr. Waters’ years of service on the Board, his financial and business expertise, including a diversified background of managing and directing public companies, including certain national banking institutions, give him a thorough understanding of our business and the necessary qualifications and skills to serve as a director.

Meetings and Committees of the Board

Board of Directors

Currently, our Board is comprised of six directors, each serving a three-year term or until his successor is duly elected and qualified.

Our Board held 7 meetings during the fiscal year ended May 31, 2013. No director attended fewer than 75% of the meetings held during the period for which he served as a member of the Board and the committees on which he served. We do not have a formal policy regarding director attendance at our annual meetings of shareholders; however, we do encourage all directors to attend all meetings of shareholders. All directors were in attendance at our 2012 Annual Meeting of Shareholders.

Our Board has an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Each committee maintains its own written charter, which can be viewed and downloaded from our website at www.teamindustrialservices.com on the “Investors” page under “Corporate Governance.”

Executive Committee

Our Executive Committee is currently composed of Messrs. Hawk (Chairman), Waters and Williams. The Executive Committee is responsible for assisting with the general management of the business and affairs of Team as needed during intervals between meetings of the Board. The Executive Committee had no meetings during fiscal 2013.

Audit Committee

Our Audit Committee is currently composed of Messrs. Foster (Chairman), Johnson, Waters and Williams. The Audit Committee is charged with the duties of recommending the appointment of the independent auditor; reviewing their fees and approving the services to be performed; ensuring that proper guidelines are established for the dissemination of financial information to the shareholders; meeting periodically with the independent auditors, the Board and certain officers of Team and its subsidiaries, including the General Counsel and Director of Audit Services in executive session without other members of management present, to ensure the scope and adequacy of internal and financial controls and reporting; reviewing consolidated financial statements; providing oversight to our internal audit function; and performing any other duties or functions deemed appropriate by the Board. The Board has determined that Mr. Foster is an “audit committee financial expert” within the meaning of applicable SEC regulations. In addition, the Board has determined that each member of the Audit Committee is independent and meets the financial literacy requirements as defined by the applicable listing requirements of the NYSE. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met 6 times during fiscal 2013. Further information regarding the Audit Committee is set out in the “Audit Committee Report” below.

Compensation Committee

Our Compensation Committee is currently composed of Messrs. Johnson (Chairman), Lescroart, Waters and Williams. The Compensation Committee reviews management performance and reviews and approves the amounts and types of compensation to be paid to the Chairman and CEO and our other senior executives. The Compensation Committee met 4 times during fiscal 2013. Further information regarding the Compensation Committee is set out in the “Compensation Discussion and Analysis” section below.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during fiscal 2013, an officer or employee of Team or any of its subsidiaries, or was formerly an officer of Team or any of its subsidiaries or had any relationship requiring disclosure by Team. During fiscal 2013, no executive officer of Team served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Team.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee is composed of Messrs. Williams (Chairman), Foster and Waters. The Corporate Governance and Nominating Committee, which met 1 time during fiscal 2013, is charged with recommending director nominees to the Board; evaluating the contribution and performance of members and committees of the Board; administering the annual self-evaluation of Board performance; developing appropriate corporate governance principles for Team; and ensuring the processes of the Board are sufficient and consistent with its oversight role of Team. Each member of the Corporate Governance and Nominating Committee is independent, as defined by the applicable listing requirements of the NYSE.

In considering whether to recommend directors who are eligible to stand for re-election, the Corporate Governance and Nominating Committee may consider a variety of factors, including a director’s contribution to the Board and the ability to continue to contribute productively, attendance at Board and committee meetings and compliance with our Corporate Governance Principles, as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for board service, the results of the annual board self-evaluation, the independence of the director and the nature and extent of the director’s non-Company activities. Team does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses.

Whenever a vacancy occurs in the Board, either because of a newly-created director position or the resignation or retirement of an existing director, the Board, acting on the recommendation of the Corporate Governance and Nominating Committee, may select a person to fill the vacancy and that person shall serve as a director until the next annual meeting, at which time such person (or another Board nominee) shall be submitted to our shareholders for election to the Board. The Corporate Governance and Nominating Committee will consider director nominees who the Committee believes have demonstrated a high level of personal and professional integrity and exceptional ability and judgment. The Corporate Governance and Nominating Committee is authorized to use any method it deems appropriate for identifying candidates for Board membership, including recommendations from current directors and recommendations from our shareholders. The Corporate Governance and Nominating Committee may engage outside search firms to identify suitable candidates. The Corporate Governance and Nominating Committee is also authorized to engage in whatever investigation and evaluation process it deems appropriate, including a thorough review of the candidate’s background, characteristics, qualities and qualifications and personal interviews with the Committee as a whole, one or more members of the Committee, or one or more other Board members. The Corporate Governance and Nominating Committee will examine whether a director nominee is likely to be effective, in conjunction with other nominees and the continuing directors, in serving the long-term interest of our shareholders. The Corporate Governance and Nominating Committee will also examine other qualifications of a director nominee as listed in our Corporate Governance Principles, including experience in formulating policy in areas relevant to Team’s activities as well as skills and business experience that complement the other directors on the Board.

The Corporate Governance and Nominating Committee and the Board will consider nominees for the Board that are recommended by any of our shareholders entitled to vote for the election of directors in the same manner as other candidates. A nominating shareholder must submit any recommendation in writing in conformity with the requirements of our Bylaws as summarized in the Shareholder Proposals section of this Proxy Statement.

Such recommendation must be accompanied by a description of each nominee’s qualifications, experience and background, as well as a statement signed by each such nominee consenting to being nominated and, if elected, to serving as director. In addition, any nominee for election as Director must complete a questionnaire, in a form provided by the Company that inquires as to, among other issues, the proposed nominee’s independence. In particular, candidates must represent that they do not have, nor will they have, any undisclosed voting commitments or other arrangements with respect to their actions as a director.

Periodic Performance Evaluations of Directors

The Corporate Governance and Nominating Committee conducts periodic individual director performance reviews, particularly when a director is standing for re-election.

COMPENSATION OF DIRECTORS

In setting non-employee director compensation, our Compensation Committee considers factors it deems appropriate, including market data, and recommends the form and amount of compensation to the Board for approval. Our directors are compensated with a mix of cash and stock-based compensation. The stock-based compensation is awarded under our Restated Non-Employee Directors Stock Plan (“Non-Employee Director Plan”). The purpose of our Non-Employee Director Plan is to attract and retain the services of experienced and knowledgeable independent individuals as directors, to provide them with a proprietary interest in Team so that the directors will have the financial incentive to apply their best efforts for the benefit of Team and our shareholders, and to provide directors with an additional incentive to continue in their positions.

In fiscal 2013, all of our non-employee directors received a base annual cash fee of $45,000. In addition to the base annual cash fee, the Chairman of the Audit Committee receives an additional $15,000, the Chairman of the Compensation Committee receives an additional $7,500, the Chairman of the Corporate Governance and Nominating Committee receives an additional $5,000 and other members of the Audit Committee receive an additional $5,000 in annual cash fees. The annual cash fees were paid in four equal quarterly installments. Non-employee directors do not receive meeting fee payments.

In addition to the annual cash fees, all non-employee directors receive an additional $70,000 in annual stock-based compensation under our Non-Employee Director Plan. During fiscal 2013, each non-employee director received the annual stock award in Common Stock valued at $70,000 (2,193 shares) on September 28, 2012. See the “Director Compensation” table below. No stock options were issued under the Non-Employee Director Plan in fiscal 2013.

Mr. Hawk, as the only member of the Board who is also a Team employee, does not receive any compensation for service on the Board. The following table sets forth director compensation for fiscal 2013:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Total ($)	Total Options Outstanding at May 31, 2013 (#)
Philip J. Hawk (1)	$—	$—	$—	$—	—
Louis A. Waters	$50,000	$70,000	$—	$120,000	30,000
Vincent D. Foster	$60,000	$70,000	$—	$130,000	40,000
Jack M. Johnson, Jr.	$57,500	$70,000	$—	$127,500	30,000
Emmett J. Lescroart	$45,000	$70,000	$—	$115,000	30,000
Sidney B. Williams	$55,000	$70,000	$—	$125,000	30,000

(1)	As a Named Executive Officer, Mr. Hawk’s compensation is reported in the “Summary Compensation Table”.
(2)	All non-employee directors received a stock award valued at $70,000 on September 28, 2012.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of the Record Date. Each person holds the offices indicated until his successor is chosen and qualified at the regular meeting of the Board to be held following the Annual Meeting, or until such officer’s earlier death, retirement, disqualification or removal.

Name of Director or Officer	Age	Officer Since	Position with Company
Philip J. Hawk	59	1998	Chairman of the Board and Chief Executive Officer
Ted W. Owen	61	1998	Executive Vice President, Chief Financial Officer and Treasurer
Jeffrey L. Ott	51	2013	President, Quest Integrity Group
Arthur F. Victorson	52	2007	President, Inspection and Heat Treating
Peter W. Wallace	50	2007	President, Mechanical Services
André C. Bouchard	48	2008	Senior Vice President, Administration, General Counsel and Secretary

Information concerning the business experience of Mr. Hawk is provided under the section entitled “Director Nominees.”

Mr. Owen is Executive Vice President, Chief Financial Officer and Treasurer and has served in that position since June 2010. Mr. Owen joined Team in February 1998 and in April 1998 was elected Vice President, Chief Financial Officer and Treasurer. From 2003 until June 2010, Mr. Owen was a Senior Vice President, Chief Financial Officer and Treasurer of the Company.

Mr. Ott is President, Quest Integrity Group and has served in that position since the formation of Quest Integrity in January 2007. Mr. Ott joined Team at the time of the acquisition of the Quest Integrity Group in 2010. Mr. Ott was elected an executive officer of Team in June, 2013.

Mr. Victorson is President, Inspection and Heat Treating. From June 2007 through June 2013 Mr. Victorson served as Senior Vice President, TCM Division. Mr. Victorson joined Team at the time of the acquisition of the assets of Cooperheat-MQS, Inc. in 2004. He had been with Cooperheat-MQS, Inc. since 1997. From 2001—2004, he held various management positions with Cooperheat-MQS. From 2006 until June 2007, he served as the Group Vice President—TCM Division.

Mr. Wallace is President, Mechanical Services. From June 2010 through June 2013, Mr. Wallace served as Executive Vice President, Chief Operating Officer. Mr. Wallace joined Team in 1987 as an Operations Supervisor. From 1989 to 1996, he was a Branch Manager, from 1997 to 2000, he was the Managing Director S.E. Asia, and from 2001 to 2004, he was a Regional Manager. From 2005 until June 2007, Mr. Wallace served as a Vice President and General Manager of the Southeast Region of the TMS Division, and from June 2007 until June 2010, Mr. Wallace served as Senior Vice President, Commercial Support and Business Development.

Mr. Bouchard is Senior Vice President, Administration, General Counsel and Secretary and has served in that position since September 2008. Mr. Bouchard joined Team in January 2008 as Senior Vice President, General Counsel and Secretary. From 1994 until joining Team in 2008, he held various positions with Southern Union Company, including Vice President, Senior Assistant General Counsel, and with Panhandle Eastern Pipe Line Company, LP including Vice President—Administration and General Counsel.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates such report by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with our senior management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2013.

The Board has adopted a written charter for the Compensation Committee, a copy of which is posted on the Company’s website at www.teamindustrialservices.com on the “Investors” page under “Governance.”

Jack M. Johnson, Jr., Chairman

Emmett J. Lescroart

Louis A. Waters

Sidney B. Williams

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our executive compensation policies are designed to provide aggregate compensation opportunities for our senior executives, including the Named Executive Officers (identified below under “Executive Compensation and Other Matters”), that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are to:

•	align executive pay and benefits with the performance of Team; and

•	attract, motivate, reward, and retain the broad-based management talent required to achieve our corporate objectives.

Role of the Compensation Committee

The Compensation Committee, composed entirely of non-employee directors, reviews and approves our executive compensation program for all senior executive officers, including the Named Executive Officers, to ensure that our compensation program is adequate to attract, motivate, and retain well-qualified senior executives and that it is directly and materially related to the short-term and long-term objectives of Team and our shareholders and to Team’s operating performance. The Compensation Committee annually reviews and evaluates our executive compensation program to ensure that the program is aligned with our compensation philosophy. To carry out its role, among other things, the Compensation Committee:

•	reviews the major compensation and benefit practices, policies, and programs with respect to our senior executives;

•	reviews appropriate criteria for establishing performance targets for senior executive compensation;

•	determines appropriate levels of senior executive compensation;

•

administers and makes recommendations to the Board with respect to severance and change in control arrangements pertaining to our senior executives (described below under “Senior Management Compensation and Benefit Continuation Policy”);

•	administers and determines equity awards to be granted under our stock incentive plan; and

•	reviews and recommends to the Board any changes to director compensation.

The Compensation Committee is authorized to act on behalf of the Board on all issues pertaining to the compensation of our senior executive officers, including individual components of total compensation, goals and performance criteria for incentive compensation plans, the grant of equity awards, and short and long-term incentive plan design. However, it is the practice of the Compensation Committee to fully review its activities and recommendations with the full Board.

Compensation Philosophy and Process

Our compensation philosophy, as implemented through the Compensation Committee, is to match executive compensation with the performance of Team and the individual by using several compensation components for our senior executives. The Compensation Committee endeavors to support our commitment to generating increases in shareholder value. In addition, the Compensation Committee reviews each senior executive’s ownership interest in Team in compliance with our share ownership guidelines for senior executives (described above under “Corporate Governance—Share Ownership Guidelines; Restrictions on Trading in Company Securities”). Our compensation and related programs are designed to reward and motivate our senior executives for the accomplishment of specific goals established by our Compensation Committee, for demonstrated commitment to our shareholders by increasing shareholder value and to recruit and retain key executives. The components of the compensation program for our senior executives consists of:

•	annual base salaries;

•	annual performance-based incentives paid in cash;

•	long-term performance-based incentives issued as equity awards in accordance with Team’s stock incentive program; and

•	benefits.

Unlike many other companies our size, we offer no special executive perquisites. Previously, our senior executives received a company car or an annual car allowance. In January 2013 we stopped providing the company car and the car allowance perquisites and, in replacement, increased the annual base salaries of each of our senior executives by $13,000. Our senior executive officers participate in the same benefit plans as our other employees. We do not provide supplemental executive retirement plans, deferred compensation programs, special allowances, or special medical or insurance plans. While committed to maintaining a competitive overall executive compensation program, the Compensation Committee prefers this streamlined approach with minimal special executive benefits.

Our overall compensation philosophy is to target base compensation for our senior executives at approximately the market median for similarly situated executives, adjusted to support Company objectives, and to provide opportunities to exceed the targeted median incentive compensation levels through annual performance-based incentives paid in cash and through long-term performance-based incentives. In certain circumstances, we may target base and incentive compensation above or below the competitive median to help attract or retain senior executives, as necessary, or to recognize differences in their qualifications, responsibilities, role criticality and/or potential. In evaluating senior executive performance for establishing the components of our compensation program, on an annual basis we consider a variety of factors including: the economic environment, Company operating and financial performance, subjective evaluations of the performance of the senior executive officers, retention, past contributions and future potential. In evaluating the subjective performance, past contributions and future potential of our senior executives, we consider a variety of criteria, including, job knowledge and technical skills, key decision-making abilities, management of the Company’s risk profile, achievement of strategic goals of the Company, advancement in role and responsibility, management of personnel and departments, achievement and contribution to special projects and transactions, communication effectiveness, and planning and organizational ability. We believe these targeted levels are appropriate in order to motivate, reward, and retain our senior executives, each of whom has leadership talents and expertise that make him attractive to other companies.

Additionally, we believe our compensation program is designed to encourage executives not to take unreasonable risks that may harm shareholder value. This is achieved by striking an appropriate balance between short-term and long-term incentives, by placing caps on our incentive award payout opportunities, and by maintaining Company stock ownership requirements.

The Compensation Committee directs the preparation by management of detailed compensation tally sheets for each of our senior executives. The tally sheets serve as an informational tool designed to provide the Committee with details concerning each of the material elements of compensation awarded to our most senior officers, to provide an evaluation of internal equity, and to highlight the individual compensation items in relation to the total compensation for each senior executive. The Committee does not directly use the tally sheets as a basis to determine or modify the compensation of any of the Named Executive Officers.

From time to time, the Compensation Committee has retained third party independent consultants and other experts it deems necessary to provide advice as to market levels of compensation, compensation program design and compensation trends. The last time the Compensation Committee engaged a compensation consultant to review our executive compensation program was in 2011 when the Compensation Committee commissioned an executive compensation study by Longnecker & Associates (“Longnecker”) that was completed in the spring of 2011 to provide benchmarking data and recommendations for senior executive compensation for fiscal 2012. No independent compensation consultant was retained by the Compensation Committee in 2012 or 2013.

Advisory Vote on Executive Compensation

In making executive compensation determinations, the Compensation Committee considered the results of the non-binding, advisory proposal on our executive compensation program set forth in our 2012 Proxy Statement. At our 2012 annual meeting of shareholders, our shareholders approved our executive compensation program with approximately 86% of the votes cast for approval of the say-on-pay advisory vote. Although non-binding, the Compensation Committee will continue to consider the results from this year’s and future advisory shareholder votes regarding our executive compensation program along with the other factors listed in our “Compensation Discussion and Analysis” section.

Benchmarking Tools

In reviewing the appropriate range of overall compensation and the appropriate ranges of the components of compensation, the Compensation Committee also considers, from time to time, the competitiveness of our compensation program against our peer companies, generally when a compensation consultant is utilized, in order to attract and retain highly qualified executives. To facilitate this objective, the Compensation Committee may consider various compensation surveys and proxy statement compensation information for companies of comparable size and complexity to us and with whom we compete for talent.

Role of the External Compensation Advisor

In June 2013, the Compensation Committee revised and restated its charter and, among other things, adopted new requirements related to retaining or seeking advice from compensation consultants, outside counsel and other advisors (other than the Company’s in-house counsel). Under the new requirements, the Committee must take into consideration the factors affecting independence as specified by the SEC and the New York Stock Exchange.

The last peer group analysis was conducted in the spring of 2011, when the Compensation Committee engaged Longnecker as its external compensation advisor. Longnecker’s primary tasks included advising the Compensation Committee in its evaluation of the Company’s overall compensation program for senior executives as benchmarked against industry peer organizations and to provide benchmarking data for non-management director compensation.

In May 2011, Longnecker presented the Compensation Committee with an evaluation of the Company’s overall compensation program for its senior executives and made recommendations with respect to value ranges of long-term incentive grants as well as the form of such equity compensation. Longnecker’s analysis was utilized by the Compensation Committee in their consideration of all aspects of the Company’s compensation programs and to establish base salaries, short-term cash incentives and long term equity incentive awards for our senior executive officers and to determine non-employee director compensation for fiscal 2012. Longnecker was engaged by, and reported directly to, the Compensation Committee. Longnecker was selected by the Compensation Committee in 2011 after the Compensation Committee requested proposals from three compensation consulting firms and the Chairman of the Compensation Committee conducted interviews with each of the consulting firms. Both Longnecker and the Compensation Committee acknowledged that, in order to perform the services requested by the Compensation Committee, Longnecker needed to obtain information and data from, and otherwise interact with management. Management did not, however, direct Longnecker’s activities. The Company paid Longnecker approximately $31,000 for the services of the independent consultant during fiscal 2011. Other than previous services provided for the Compensation Committee, Longnecker has not performed any other services for the Company.

Peer Analysis

In addition to such factors as Company and individual performance, the Compensation Committee from time to time also considers the competitiveness of the Company’s compensation programs as compared to its “peer group.” No peer groups were evaluated or reviewed in fiscal 2012 or 2013.

Annual Base Salaries

The Compensation Committee considers adjustments to base salary for our senior executives on an annual basis and may do so more frequently upon a change in circumstances. The annual base salary of our CEO is decided solely by the Compensation Committee in executive session without management present. The annual base salaries of other Named Executive Officers are determined by the Compensation Committee with input or recommendations from our CEO. None of the Named Executive Officers have employment agreements. The Compensation Committee believes that salary levels should generally be targeted at the median level for the competitive market, with consideration for internal equity and the unique qualifications, expertise and experience of the individual executives, because it believes that level is appropriate to motivate and retain our Named Executive Officers.

Fiscal 2013 Salary Decisions

For fiscal 2013, Messrs. Hawk, Owen, Wallace, Victorson and Bouchard received a base salary increase as part of the Compensation Committee’s annual merit review that was made fully effective in August 2012. In awarding these salary adjustments, the Committee considered the strong performance of the Company in fiscal 2012 and the individual performance and responsibilities of the Named Executive Officers as discussed in the above section entitled “Compensation Philosophy and Process.” The 3% base salary increase awarded to Mr. Hawk for fiscal 2013 brought his base salary to $565,000. In August 2012, the Committee elected to increase the fiscal 2013 base salaries of each of our other Named Executive Officers by between 5% and 6%. The annual base salaries of the other Named Executive Officers for fiscal 2013 were increased to the following amounts: Mr. Owen $330,000, Mr. Wallace $315,000, Mr. Victorson $300,000 and Mr. Bouchard $270,000. As described in “Compensation Philosophy and Process”, in addition to the annual pay raises provided in August 2012, the Committee ended the company car and car allowance perquisites and increased the base salaries of each the executive officers by $13,000 annually beginning in January 2013. Due to timing of pay increases and other payroll processes, the actual base salaries paid in a fiscal year can vary from those described. Information on the amounts actually earned by the Named Executive Officers in fiscal 2011, 2012 and 2013 can be found in the “Summary Compensation Table” below.

Annual Performance Based Incentives Paid in Cash

We use annual performance-based incentives paid in cash to focus our senior executives on financial and operational objectives that the Compensation Committee believes are primary drivers of our Common Stock price over time and to reward the achievement of short-term financial and operational performance, the execution of strategic objectives, individual contributions to Team results and to provide timely recognition of performance and accomplishments. The Compensation Committee believes that overall levels of annual performance-based incentives paid in cash should be consistent with the overall strategic, financial and operational performance of Team. The annual performance-based incentive plan for senior executives is approved by the Compensation Committee and our shareholders.

We have an annual performance-based incentive plan for our senior executives based upon our annual operating plan and budget approved by our Board. The performance goals established by the Compensation Committee under the Executive Bonus Plan (“the Executive Bonus Plan”) for fiscal 2013 were based upon financial measures which made up 80% of the goal and operational measures which made up 20% of the goal. The performance goals are set forth below under “Fiscal 2013 Performance-Based Incentives Paid in Cash.”

For the performance measures, the Compensation Committee annually establishes and approves the performance metrics, levels and relevant weighting of each metric based upon their assessment of the probability of achieving the metrics at different thresholds. The Compensation Committee establishes performance metrics for the financial portion of the Executive Bonus Plan based on the level of financial achievement of the Company as measured against our annual budget for fully diluted earnings per share (“FDEPS”) and operating profit for each of our TMS and TCM business units. For the operational portion of the Executive Bonus Plan, the Compensation Committee establishes performance metrics based upon the level of achievement of the Company as measured against operational targets established by the Compensation Committee. In establishing operational measures, the Compensation Committee may give consideration to a broad range of operational metrics such as: achievement of defined safety performance metrics; achievement of defined operational goals; achievement of strategic aims and targets; achievement and contribution to special projects and transactions; management of the Company’s risk profile; and key decision-making. For each performance metric, the Compensation Committee sets target, threshold and maximum performance levels. A participating senior executive would be eligible to receive 100%, 50% or 150% to 200% of their target annual cash incentive compensation, respectively, based on overall performance at the corresponding performance levels.

Our CEO provides the Compensation Committee with performance-based incentive recommendations for each senior executive, other than himself, as well as a proposed total performance-based incentives pool for all of our employees. The Compensation Committee assesses the performance recommendations for all of our senior executives and determines the appropriate performance-based incentive recommendation for each of our senior executives, including the CEO, in view of Team’s overall performance, the individual performance of the senior executives, and the resulting size of the overall performance-based incentive pool relative to Team’s earnings.

In addition to the quantitative measures, the Compensation Committee has discretion to approve payouts for performance above or below (as part of, or separately from, the Executive Bonus Plan) any of the performance metrics in order to take into account extraordinary, special or unexpected market, business or individual performance events. In assessing any discretionary amounts to award, the Compensation Committee may give consideration to a broad range of performance and contribution criteria, along with assessments of external benchmarking, overall role and responsibilities and internal equity as more fully described above under “Compensation Philosophy and Process.”

Fiscal 2013 Performance-Based Incentives Paid in Cash

For fiscal 2013, our senior executives participated in an annual bonus program based upon the Executive Bonus Plan approved by our shareholders at the 2012 annual meeting of shareholders. For fiscal 2013, the performance goals were based on financial measures accounting for 80% of the goal and operational measures accounting for 20% of the goal. For fiscal 2013, as in fiscal 2012, the financial measure used for Messrs. Hawk, Owen, Wallace and Bouchard was FDEPS, because for fiscal 2013 Messrs. Hawk, Owen, Wallace and Bouchard had overall corporate responsibility and the Compensation Committee believes FDEPS is the best measure reflecting appropriate growth of the Company and our stock price performance. For fiscal 2013, as in fiscal 2012, the financial measure adopted for Mr. Victorson was based 50% on Company FDEPS and 50% on the operating profits achieved by the TCM business unit. In establishing these performance measures, the Compensation Committee determined that, as the senior manager for the TCM business unit, Mr. Victorson should have a significant portion of his annual cash incentive compensation directly tied to the operating results of the business unit he operates and a portion tied to overall Team performance. For fiscal 2013, as in fiscal 2012, due to the importance of strong safety performance to the Company and to our employees, the Compensation Committee established an operational goal of achievement of a specified safety objective target established by the Compensation Committee based upon the Company’s global total recordable incident rate (“TRIR”). Additional information regarding the threshold, target and maximum performance objectives is reported in footnote 1 under the “Grants of Plan-Based Awards” table.

For fiscal 2013, the Compensation Committee established the target FDEPS performance objective at $1.88, the operating profits target for the TCM division at $50.2 million (the “Operating Profits Target”) and the target safety performance measure as achievement of a global TRIR for the Company of 0.45. Our actual fiscal 2013 adjusted FDEPS was $1.55, the fiscal 2013 operating profit for the TCM division was $52.2 million and the Global TRIR for the Company was 0.62.

Based on the Company’s fiscal 2013 performance, the TCM division achieved 110% of its operating profits target and the Company achieved 80% of its safety performance target for the year. The Company did not achieve the threshold FDEPS performance objective established under the Executive Bonus Plan. Nonetheless, the Compensation Committee elected to exercise its discretion to award bonus payments for the Named Executive Officers related to the FDEPS performance portion of the Executive Bonus Plan, because it determined that strict adherence to the performance criteria established under the Executive Bonus Plan would not be reflective of the overall performance of the Company in fiscal 2013. Although the Company’s financial performance was slightly below the FDEPS performance threshold, the Compensation Committee considered that in fiscal 2013, the Company (i) achieved a record level of revenues, up 14% from the prior year, (ii) earned the 2nd best FDEPS in Company history, 93% of last year’s FDEPS, (iii) achieved FDEPS at 97% of the threshold performance level and 82% of the target performance levels, and (iv) enjoyed a substantial increase in the Company stock price during the fiscal year, up more than 35%. Finally, the Committee was pleased with the operational and strategic progress made by the Company during the year and believed that the leadership of our Named Executive Officers was a key contributor to this progress.

In determining the bonus amounts to award to each of the Named Executive Officers, other than Mr. Hawk, the Compensation Committee considered that prorating the calculation of the target bonus amounts based upon the Company’s FDEPS below the threshold FDEPS performance objective would result in bonus awards at approximately 45% of the target bonus level. For Mr. Hawk, taking into account his greater total compensation as Chairman and CEO, the Compensation Committee elected to award a lesser amount at approximately 35% of the target bonus level. For fiscal 2013, the Compensation Committee awarded annual bonuses of $176,000 to Mr. Hawk, $115,000 to Mr. Owen, $115,000 to Mr. Wallace, $155,000 to Mr. Victorson, and $80,500 to Mr. Bouchard. The Compensation Committee determined that these bonus awards are consistent with the Company’s compensation philosophy for the Executive Bonus Plan because they strike an appropriate balance between the incentive for achievement of short-term financial and operational performance with the incentive for the execution of strategic objectives, individual contributions to Company results and to pay annual incentives consistent with the overall performance of Team. Reflecting this balance, the Committee notes that although the overall financial performance of the Company was similar to fiscal 2012’s record financial performance, the fiscal 2013 bonus awards represent a significant reduction from last year, with Mr. Hawk’s bonus payment approximately $250,000, or 58%, less than his annual bonus award for fiscal 2012. Additional Information on the amounts earned by the Named Executive Officers under the Executive Bonus Plan in fiscal 2011, 2012 and 2013 can be found in the “Summary Compensation Table” below.

Long-Term Incentive Compensation

Our Compensation Committee believes that long-term incentive awards should strengthen alignment with our shareholders, provide incentives tied to our performance and serve as a retention vehicle. The Compensation Committee designs its long-term incentive award programs to directly align rewards with our shareholder returns and share performance, to create a significant retention mechanism for our key employees, to provide a unifying reward structure across our Company and to support entrepreneurial and long-term strategic perspectives. The Compensation Committee determines and approves all long-term incentive awards, subject to our shareholder-approved stock incentive plans.

The Compensation Committee believes that restricted stock units with time-based vesting will act as a retention tool, because the stock will retain some value regardless of our stock price, and create alignment with shareholder interests because the restricted stock value changes as our stock price changes. Additionally, the Compensation Committee has awarded restricted stock units with performance and time-based vesting for the purpose of preserving the tax deductibility of such compensation as described below.

Our shareholders approved the Stock Incentive Plan at our 2006 Annual Meeting that allows the Compensation Committee greater flexibility in the structure of specific awards and approved various amendments in 2007, 2008 and 2009. In August 2011, our shareholders approved an amendment to the Stock Incentive Plan to increase the number of authorized shares available to grant under the Stock Incentive Plan. We currently maintain the following processes relating to the granting of equity awards:

•	all equity grants require the approval of the Compensation Committee;

•	we do not grant equity awards retroactively; and

•	we do not purposefully schedule equity awards prior to disclosure of favorable information or after the announcement of unfavorable information.

Our CEO makes recommendations to the Compensation Committee regarding the annual long-term incentive awards for our other executives, as well as other Team employees. The Compensation Committee independently reviews the data, considers the CEO’s proposals, consults with outside experts as needed, and makes its own determinations for the granting of any equity-based awards. In awarding long term incentives, the Compensation Committee considers the level of responsibility, prior experience and achievement of individual performance criteria, as well as peer company comparisons and other factors which are described more fully in the discussion of our “Compensation Philosophy and Process” presented above. In addition, the Compensation Committee also considers past grants of long-term incentive awards, as well as current equity holdings of our executives.

Fiscal 2013 Long-Term Incentive Awards

In fiscal 2013, the Compensation Committee established annual long-term equity incentive opportunities for each eligible Named Executive Officer in either restricted stock units or performance-based awards based on their estimated value at grant date. Such grants are determined by taking into consideration market data, individual and Company performance, internal equity considerations, retention concerns and expenses related to the grant. To determine the number of restricted stock units an executive officer receives, the grant value determined by the Compensation Committee is divided by the closing price of Company stock on the NYSE on the date of grant.

In October 2012, our Compensation Committee approved and awarded a performance-based award of restricted stock units to Mr. Hawk and grants of restricted stock units to our Named Executive Officers, other than Mr. Hawk. These long-term incentive awards are set forth in the “Grants of Plan-Based Awards” table under “Executive Compensation and Other Matters” below. There were no awards of stock options made to any Named Executive Officer during the fiscal year ended May 31, 2013. The Compensation Committee engaged the services of Longnecker in 2008, when it first began awarding performance-based stock units to Mr. Hawk, to evaluate and advise the Compensation Committee as to the amount and structure of the performance-based stock unit awards for Mr. Hawk.

The Compensation Committee elected to provide Mr. Hawk with performance-based restricted stock units in order to be compliant with the deduction limitation of Section 162(m) of the Code, which limits the amount of remuneration that the Company may deduct for its CEO. The grant of 19,003 performance-based restricted stock units to Mr. Hawk on October 15, 2012 contains a performance feature that provides that no shares of Company stock are delivered to Mr. Hawk if the Company does not meet a minimum annual net income requirement (the “Performance Goal”). The performance-based restricted stock grant target and the award for Mr. Hawk were approved by the Compensation Committee in October 2012. All performance-based restricted stock unit grants were made in the number of shares equal to the approved award dollar value divided by the closing market price of our Common Stock on October 15, 2012, rounded up to the nearest whole share. Under the terms of the performance-based stock unit awards, Mr. Hawk will be awarded performance stock units designated as the number of stock units that may be paid out in shares of Common Stock if the Company achieves the Performance Goal(s). Upon achievement of the annual Performance Goal(s) and the passage of the time vesting requirement, the restrictions will expire in equal annual installments on the first, second, third, fourth, and, if necessary, fifth anniversaries of the grant date, unless earlier terminated in accordance with the Stock Incentive Plan. In the event an annual Performance Goal(s) is not achieved within the performance cycle(s), the Performance Goal(s) may be achieved in subsequent performance cycles upon achievement of the cumulative Performance Goal established by the Compensation Committee. In the event of a change of control (as such term is defined in the performance-based stock unit agreement and the Stock Incentive Plan) of the Company or in the event of Mr. Hawk’s death, any outstanding performance stock units will be accelerated and paid out in Common Stock.

Similar to the October 2012 performance-based award to Mr. Hawk, the Compensation Committee chose net income as the measure of performance necessary for the achievement of the Performance Goals under the performance-based stock unit awards granted to Mr. Hawk in prior years. In determining net income for purposes of the Performance Goal for each of the performance based awards, the Committee utilizes net income as reported in the Company’s quarterly and annual reports filed with the SEC which may be adjusted by the Committee to take into account income charges for restructuring, extraordinary, unusual or non-recurring items, discontinued operations and cumulative effect of accounting changes, each as defined by Generally Accepted Accounting Principles or changes in tax laws, as identified on the face of the income statements or in the footnotes thereto, or in the Management’s Discussion and Analysis section of the Company’s annual report.

Consistent with the terms of the performance based awards in prior years, under Mr. Hawk’s October 2012 performance-based award, for each Performance Cycle (as defined below) during which the Company achieves the net income goal (the “2012 Performance Goal”), 25% of the stock units awarded will vest annually over a period of four years beginning in October 2013 through October 2016, and, if necessary, for catch-up vesting in October 2017. The October 2012 award defines “Performance Cycle” as the 12 month period beginning September 1, 2012 and ending August 31, 2013 and, thereafter, each of the Company’s fiscal years ending May 31, 2014, 2015, 2016, and, if necessary for purposes of catch-up vesting, fiscal year 2017. In the event the 2012 Performance Goal is not achieved for any Performance Cycle the shares from that Performance Cycle may be vested on the next vesting date if the sum of the net income achieved by the Company for the unearned Performance Cycle and the current Performance Cycle equals or exceeds the cumulative annual net income goal for the combined Performance Cycles.

For his performance-based awards in prior years, the Compensation Committee determined that Mr. Hawk had achieved the 2008, 2009, 2010 and 2011 Performance Goals for the annual Performance Cycles and the restriction lapsed for a portion of the award and the applicable number of stock units, less applicable tax withholding, were converted to Common Stock in accordance with the terms of each of the awards. The Compensation Committee will meet later this year to determine achievement of the performance goals for the annual Performance Cycles ending in 2013 under the terms of the 2009, 2010, 2011 and 2012 performance-based awards granted to Mr. Hawk. Additional information regarding the grant date fair value of the awards made to Mr. Hawk is reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table.

Consistent with the Company’s annual long term incentive program for senior executives, on October 15, 2012, the Compensation Committee awarded 7,054 restricted stock units to each of Messrs. Owen and Wallace, 6,021 restricted stock units to Mr. Victorson and 5,352 restricted stock units to Mr. Bouchard, which permit each of them to receive, upon expiration of the time-based restrictions, shares in an amount equal to a specified number of shares of Common Stock. The restrictions on the awards expire in equal annual installments on the first, second, third and fourth anniversaries of the date of grant, unless earlier terminated in accordance with the Stock Incentive Plan. All restricted stock unit grants were made in the number of shares equal to the approved award dollar value divided by the closing market price of our shares on October 14, 2012, rounded up to the nearest whole share. In the event of a change of control (as such term is defined in the stock unit agreement and the Stock Incentive Plan) of the Company or in the event of a participant’s death, any outstanding performance stock units will be accelerated and paid out in Common Stock. Additional information regarding the grant date fair value of the equity awards made to Messrs. Owen, Palmore, Victorson and Wallace is reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table.

It is the Compensation Committee’s intention that equity awards be considered annually in the Company’s 2nd fiscal quarter, although such awards are not guaranteed. The eligible employee population, exact timing of grants and the specific form of awards may vary from year to year. The Compensation Committee will continue to monitor and consider the types of awards, vesting requirements, eligible employee pool and applicable accounting, tax and regulatory impacts of long-term incentive awards on an annual basis.

Compensation Practices—Tax Considerations

In establishing total compensation for our senior executive officers, the Compensation Committee considers the accounting treatment and tax treatment of its compensation decisions, including Section 162(m) of the Code, which limits the deductibility of compensation paid to each covered employee. Generally, Section 162(m) of the Code prevents a company from receiving a federal income tax deduction for compensation paid to a “Named Executive Officer” in excess of $1 million for any year, unless that compensation is “performance-based.” One of the requirements of performance-based compensation for purposes of Section 162(m) is that the compensation be paid in accordance with a plan that has been approved by a company’s shareholders. To the extent practical, the Compensation Committee intends to preserve deductibility, but may choose to provide compensation that is not deductible if the Compensation Committee determines it is necessary to attract, retain and reward Company executives.

Employment Agreements

None of the Named Executive Officers have employment agreements. Please see “Executive Compensation and Other Matters—Senior Management Compensation and Benefit Continuation Policy” and “—Potential Payments Upon Termination or Change in Control,” for a discussion of severance and change of control benefits in accordance with our policies.

Retirement Plans

Unlike many other companies our size, we do not provide supplemental executive retirement plans or defined benefit pension plans. We offer a defined contribution, or 401(k), plan to all of our employees based in the United States, including the Named Executive Officers, which provides an employer match of 50% of up to 6% of the employee’s contribution.

Perquisites and Personal Benefits

We offer no special executive perquisites to our senior executive officers. Previously we provided a company car or a car allowance. In January 2013, we discontinued the company car and car allowance perquisites for our senior executives and increased their annual base pay by $13,000. We offer medical benefits and life and disability insurance to all of our employees based in the United States, including the Named Executive Officers, on the same basis. Personal benefit and perquisite amounts are not considered annual salary for calculation of bonuses, deferred compensation purposes, or 401(k) contribution purposes.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The table below summarizes the total compensation paid or earned by the Named Executive Officers for each fiscal year for the three year period ended May 31, 2013. When setting total compensation for each of the Named Executive Officers, the Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (5)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Philip J. Hawk	2013	$567,692	$—	$625,009	$—	$176,000	$23,900	$1,392,601
Chairman of the Board and Chief Executive Officer	2012	$546,760	$6,500	$600,016	$—	$423,500	$27,505	$1,604,281
	2011	$525,000	$—	$499,016	$—	$300,000	$23,852	$1,347,868

Ted W. Owen	2013	$332,231	$—	$232,007	$—	$115,000	$25,471	$704,709
Executive Vice President, Chief Financial Officer and Treasurer	2012	$310,000	$7,200	$210,011	$—	$217,800	$26,388	$771,399
	2011	$300,000	$—	$164,688	$—	$170,000	$23,852	$658,540

Peter W. Wallace	2013	$317,692	$—	$232,007	$—	$115,000	$18,680	$683,379
President, Mechanical Services	2012	$298,022	$7,200	$210,011	$—	$217,800	$19,272	$752,305
	2011	$281,923	$—	$164,688	$—	$170,000	$15,806	$632,417

Arthur F. Victorson	2013	$302,692	$—	$198,031	$—	$155,000	$20,371	$676,094
President, Inspection and Heat Treating Services	2012	$283,005	$12,450	$180,020	$—	$187,550	$16,267	$679,292
	2011	$270,000	$—	$149,719	$—	$150,000	$15,072	$584,791

André C. Bouchard	2013	$272,692	$—	$176,027	$—	$80,500	$23,127	$552,346
Senior Vice President,	2012	$253,744	$—	$160,018	$—	$130,000	$25,531	$569,293
Administration, General Counsel and Secretary	2011	$245,001	$—	$134,749	$—	$30,000	$22,867	$432,617

(1)	The stock awards column represents the dollar amount of share-based compensation granted in the applicable fiscal year in accordance with FASB ASC Topic 718 (formerly FASB Statement 123(R) ) for restricted stock units (including performance-based restricted stock units) (collectively, the “restricted stock awards”) granted to each of the Named Executive Officers.
(2)	There were no stock option awards in fiscal 2013, 2012 or 2011.
(3)	Represents the bonuses earned for fiscal 2013, 2012 and 2011 under our Executive Bonus Plan and any discretionary awards, based upon our Executive Bonus Plan. The bonuses are paid subsequent to year end based on the final results for the fiscal year.
(4)	Represents vehicle allowances of $4,250 through January 15, 2013 and employer contributions for insurance and the 401(k) plan.
(5)	Represents additional discretionary awards.

Grants of Plan-Based Awards

The following table sets forth additional information relating to equity and non-equity incentive plan awards granted to the Named Executive Officers during the fiscal year ended May 31, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Philip J. Hawk	—	$200,000	$400,000	$800,000	—	$—	$—
	10/15/12	$—	$—	$—	19,003	$—	$625,009

Ted W. Owen	—	$110,000	$220,000	$440,000	—	$—	$—
	10/15/12	$—	$—	$—	7,054	$—	$232,007

Peter W. Wallace	—	$110,000	$220,000	$440,000	—	$—	$—
	10/15/12	$—	$—	$—	7,054	$—	$232,007

Arthur F. Victorson	—	$95,000	$190,000	$380,000	—	$—	$—
	10/15/12	$—	$—	$—	6,021	$—	$198,031

André C. Bouchard	—	$75,000	$150,000	$300,000	—	$—	$—
	10/15/12	$—	$—	$—	5,352	$—	$176,027

(1)	The 2013 Annual Executive Bonus Plan was based upon achievement of the fully diluted earnings per share goal in a range of $1.60 to $2.75, the threshold and maximum performance targets, respectively, with a target of $1.88, the operating profits target goal for the TCM business unit of $50.2 million and the safety performance target goal of a 0.45 TRIR. At the threshold earnings level, payouts would generally be 50% of target and at the maximum earnings level payouts would generally be 200% of target. The Committee reviews financial and individual objectives in determining the actual bonus as reported in the “Summary Compensation Table.” Approved maximum represents the maximum in compliance with Section 162(m) of the Code. Threshold represents the minimum level of performance for which payouts are authorized under the quantitative portion of our Annual Executive Bonus Plan. For Named Executive Officers, the Committee may use its discretion to award more or less than the threshold or target award regardless of whether the threshold target or performance targets are met. The actual amount of incentive bonus paid to each Named Executive Officer with respect to fiscal 2013 performance is reported under the non-equity incentive plan compensation column in the “Summary Compensation Table.”
(2)	For a description of the assumptions made in calculating the grant date fair value of the stock awards granted during fiscal 2013 in accordance with ASC 718, see Note 11 to the Company’s footnotes to its audited financial statements as filed in the Form 10-K for the year ended May 31, 2013. These amounts reflect our accounting value for these awards and do not correspond to the actual value, if any, that may be received by the Named Executive Officers for these awards.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table summarizes the equity awards we have made to our Named Executive Officers which are outstanding as of May 31, 2013.

	OPTION AWARDS				STOCK AWARDS
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)
Name	Exercisable (#)	Unexercisable (#)
Philip J. Hawk	10,000	—	$9.69	5/11/15	—		$—
	10,000	—	$9.57	5/12/15	—		$—
	4,000	—	$9.43	5/13/15	—		$—
	40,000	—	$9.23	8/12/15	—		$—
	46,000	—	$9.63	8/17/15	—		$—
	100,000	—	$13.28	1/17/16	—		$—
	120,000	—	$15.27	10/17/16	—		$—
	120,000	—	$30.33	10/15/17	—		$—
	—	—	$—	10/15/19	7,612	(1)	$274,565
	—	—	$—	11/22/20	12,451	(2)	$449,108
	—	—	$—	10/14/21	17,886	(3)	$645,148
	—	—	$—	10/15/22	19,003	(4)	$685,438
Ted W. Owen	34,000	—	$9.23	8/12/15	—		$—
	20,000	—	$15.27	10/17/16	—		$—
	24,000	—	$30.33	10/15/17	—		$—
	—	—	$—	10/15/19	2,055	(1)	$74,124
	—	—	$—	11/22/20	4,109	(2)	$148,212
	—	—	$—	10/14/21	6,261	(3)	$225,834
	—	—	$—	10/15/22	7,054	(4)	$254,438
Peter W. Wallace	44,000	—	$30.33	10/15/17	—		$—
	—		$—	10/15/19	2,055	(1)	$74,124
	—	—	$—	11/22/20	4,109	(2)	$148,212
	—	—	$—	10/14/21	6,261	(3)	$225,834
	—	—	$—	10/15/22	7,054	(4)	$254,438
Arthur F. Victorson	24,000	—	$30.33	10/15/17	—		$—
	—	—	$—	10/15/19	2,055	(1)	$74,124
	—	—	$—	11/22/20	3,736	(2)	$134,758
	—	—	$—	10/14/21	5,367	(3)	$193,588
	—	—	$—	10/15/22	6,021	(4)	$217,177
André C. Bouchard	15,000	—	$31.75		—		$—
	—	—	$—	10/15/19	2,055	(1)	$74,124
	—	—	$—	11/22/20	3,362	(2)	$121,267
	—	—	$—	10/14/21	4,770	(3)	$172,054
	—	—	$—	10/15/22	5,352	(4)	$193,047

(1)	Restricted stock unit award on 10/15/2009 that vests at the rate of 25% per year, beginning 10/15/2010. See “Fiscal 2013 Long-Term Incentive Awards” for a full description of the awards.
(2)	Restricted stock unit award on 11/22/2010 that vests at the rate of 25% per year, beginning 10/15/2011. See “Fiscal 2013 Long-Term Incentive Awards” for a full description of the awards.
(3)	Restricted stock unit award on 10/14/2011 that vests at the rate of 25% per year, beginning 10/14/2012. See “Fiscal 2013 Long-Term Incentive Awards” for a full description of the awards.
(4)	Restricted stock unit award on 10/15/2012 that vests at the rate of 25% per year, beginning 10/15/2013. See “Fiscal 2013 Long-Term Incentive Awards” for a full description of the awards.
(5)	Market value of Team common stock calculated based on the 5/31/2013 close price of $36.07.

Option Exercises and Stock Vested in Fiscal 2013

The following table sets forth information, for the Named Executive Officers, on (1) stock options exercised during fiscal 2013, including the number of shares acquired on exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip J. Hawk	—	$—	26,645	$876,354
Ted W. Owen	10,000	$367,100	7,884	$259,305
Peter W. Wallace	—	$—	7,884	$259,305
Arthur F. Victorson	49,000	$874,595	7,399	$243,353
André C. Bouchard	10,000	$123,780	7,014	$230,690

Equity Compensation Plan Information

The following table sets forth information as of May 31, 2013, with respect to our equity compensation plans previously approved by our shareholders and equity compensation plans not previously approved by our shareholders.

	Equity Compensation Plans
Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of outstanding stock awards(a) (1)	Weighted average exercise price of outstanding options and vesting of outstanding stock awards(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)
Equity compensation plans approved by shareholders	1,436,256	$14.82	802,098	(2)
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	1,436,256	$14.82	802,098	(2)

(1)	Through August 16, 2013, 22,411 options that were outstanding on May 31, 2013, have been exercised. No stock awards outstanding at May 31, 2013, vested through August 16, 2013.
(2)	Securities remaining available for future issuance include 709,941 shares available for employees under the Stock Incentive Plan and 92,157 shares available for non-management directors under the Non-Employee Director Plan.

Senior Management Compensation and Benefit Continuation Policy

Our Board adopted a Senior Management Compensation and Benefits Continuation Policy (the “Executive Severance Policy”) that recognizes the leadership roles that are critical to our success and provides our executive management with reasonable assurances of continued compensation in the event of a separation from the Company for any reason other than “for cause.”

The Executive Severance Policy provides generally that upon (i) involuntary termination by the Company without cause and (ii) employee voluntary termination for good reason, the terminated executive would receive:

•

a continued salary for a stated period (18 months for the CEO, 15 months for Executive Vice Presidents and 12 months for Senior Vice Presidents), a portion of which may be paid in a single lump sum if necessary to satisfy Section 409A exception requirements;

•	a single lump sum payment ($19,000 for the CEO, $15,500 for Executive Vice Presidents and $12,500 for the Senior Vice Presidents) to compensate the executives for health and welfare benefits; and

•	access to outplacement assistance paid by the Company for six months.

In exchange for such benefits, the executive must enter into a general release agreement and one-year non-competition agreement with the Company. If the employee breaches the non-competition agreement prior to its expiration, we have the right to suspend all subsequent severance payments and to seek restitution for payments already made.

Severance benefits are also triggered when an involuntary termination without cause or voluntary termination for good reason occurs within 90 days before or within 360 days after a change of control. In such event, the terminated executive would generally receive:

•

a supplemental single lump sum salary payment equivalent to 36 months for the CEO, 30 months for Executive Vice Presidents and 24 months for Senior Vice Presidents, payable on the 91st day following termination;

•

a supplemental single sum compensation payment representing annual bonus opportunities, calculated as the higher of the most recent year’s paid bonus or the average bonus paid for the last three years (three times annual bonus opportunity for the CEO, two and one-half times annual bonus opportunity for Executive Vice Presidents and two times annual bonus opportunity for Senior Vice Presidents), payable on the 91st day following termination;

•

a single lump sum payment ($66,000 for the CEO, $55,000 for Executive Vice Presidents and $44,000 for Senior Vice Presidents) to compensate the executives for health and welfare benefits paid on 91st day following termination; and

•	access to outplacement assistance paid by the Company for six months.

These enhanced severance benefits are generally payable 91 days after termination from employment and are only available where both a change in control and an involuntary separation without cause or a voluntary separation for good reason occur. In exchange for such benefits, the executive must enter into a general release agreement with the Company. For purposes of the Executive Severance Policy, the following definitions apply:

A “change in control” is any “change in control event” referred to in Treasury Regulation Section 1.409A-3(i)(5)(i).

A “voluntary separation for good reason” means the termination of employment by the executive upon the occurrence of any of the following events without the consent of the executive:

•	a material diminution in the base compensation of the executive;

•	a material change in geographic work location for an executive to a location more than 50 miles from the executive’s current work location; or

•

a material diminution in the executive’s authorities, duties or responsibilities, and position within the leadership team; provided, however, that a “voluntary separation for good reason” shall not be considered to occur solely because an executive’s authorities, duties or responsibilities, and position are reallocated to other senior executives based on a good faith determination by the Board that such reallocation is necessary in order for the Company adequately to address material growth and/or expansion of the business.

An “involuntary termination of employment without cause” means a termination from employment that is not the result of:

•	a good faith determination by the Board that the executive knowingly committed material acts involving fraud, dishonesty or violations of criminal or other statutes; or

•	a good faith determination by the Board that the executive knowingly violated the Company’s Code of Ethical Conduct.

The Board administers this policy consistent with Section 409A of the Code and makes the final good faith determination on whether or not an involuntary termination is for cause or without cause; whether or not a voluntary termination is for good reason; and whether or not a change of control event has occurred and is objectively determinable.

Potential Payments Upon Termination or Change of Control

As discussed above under “—Senior Management Compensation and Benefit Continuation Policy,” the Board adopted a policy that recognizes the leadership roles that are critical to our success and provides our executive management with reasonable assurances of compensation in the event of a separation from the Company for any reason other than “for cause.” Based on the terms of the Executive Severance Policy, the amount of compensation payable to each Named Executive Officer in each situation is listed below. The following information assumes the involuntary termination by the Company without cause, the voluntary termination by the employee for good reason or the change of control and executive termination occurred on May 31, 2013.

Philip J. Hawk: Benefits Payable Upon Termination as of 5/31/13	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$867,000	$—	$—	$19,000	$886,000
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,734,000	$1,270,500	$2,054,259	$66,000	$5,124,759

Ted W. Owen: Benefits Payable Upon Termination as of 5/31/13	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$428,750	$—	$—	$15,500	$444,250
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$857,500	$544,500	$702,608	$55,000	$2,159,608

Peter W. Wallace: Benefits Payable Upon Termination as of 5/31/13	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$410,000	$—	$—	$15,500	$425,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$820,000	$544,500	$702,608	$55,000	$2,122,108

Arthur F. Victorson: Benefits Payable Upon Termination as of 5/31/13	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$313,000	$—	$—	$12,500	$325,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$626,000	$375,100	$619,647	$44,000	$1,664,747

André C. Bouchard: Benefits Payable Upon Termination as of 5/31/13	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$283,000	$—	$—	$12,500	$295,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$566,000	$320,000	$560,492	$44,000	$1,490,492

(1)	The incentive bonuses paid to the senior executives for their fiscal 2013 performance are not considered in this calculation, because the bonuses are paid subsequent to May 31, 2013.
(2)	All options and restricted stock units vest upon a change in control. This amount represents the net realizable value of the restricted stock units at May 31, 2013. This amount is calculated assuming the restricted stock units vest at the May 31, 2013 close price of $36.07.

HOLDINGS OF MAJOR SHAREHOLDERS, OFFICERS AND DIRECTORS

The following table sets forth certain information regarding the beneficial ownership of our Common Stock (our only class of voting securities) as of August 16, 2013 of (a) each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each director or nominee for director, (c) the Named Executive Officers and (d) all senior executive officers and directors as a group. The information shown assumes the exercise by each person (or all directors and officers as a group) of the stock options owned by such person that are exercisable as of August 16, 2013. Unless otherwise indicated, the address of each person named below is the address of the Company at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Common Stock
Philip J. Hawk	805,160	(2)	3.9%
Ted W. Owen	108,570	(2)	*
Peter W. Wallace	46,420	(2)	*
Arthur F. Victorson	41,734	(2)	*
Jeff Ott	62,807	(2)	*
André C. Bouchard	29,186	(2)	*
Louis A. Waters	283,697	(2)	1.4%
Vincent D. Foster	55,889	(2)	*
Jack M. Johnson, Jr.	163,895	(2)	*
Emmett J. Lescroart	72,484	(2)	*
Sidney B. Williams	142,019	(3)	*
All directors, nominees and executive officers as a group (11 persons)	1,811,861	(4)	8.8%
Edgepoint Investment Group, Inc.	1,169,886	(5)	5.7%
Blackrock, Inc.	1,082,704	(6)	5.3%

*	Less than 1% of outstanding Common Stock.
(1)	The information as to beneficial ownership of Common Stock has been furnished, respectively, by the persons and entities listed, except as indicated below. Each individual or entity has sole power to vote and dispose of all shares listed opposite his or its name except as indicated below.
(2)	Includes shares that may be acquired within 60 days of August 16, 2013 through the exercise of options to purchase shares of our Common Stock and shares held in an employee benefit plan as follows, respectively: Mr. Hawk—450,000 and 0; Mr. Owen—78,000 and 2,656; Mr. Wallace—44,000 and 10,363; Mr. Victorson—24,000 and 4,800; Mr. Ott—0 and 0; Mr. Bouchard—15,000 and 1,043; Mr. Waters—30,000 and 0; Mr. Foster—40,000 and 0; Mr. Johnson—30,000 and 0; and Mr. Lescroart—30,000 and 0.
(3)	Includes 5,370 shares owned by Nancy Williams, Mr. Williams’ wife and 3,898 shares held by Mr. Williams’ adult children. Mr. Williams disclaims any economic interest in these shares. Also includes 30,000 shares that may be acquired within 60 days of August 16, 2013 through the exercise of options to purchase shares of our Common Stock.
(4)	Includes 18,862 shares held in an employee benefit plan and 749,000 shares which may acquired within 60 days of August 16, 2013 through the exercise of options to purchase shares of our Common Stock.
(5)	As reported on Amendment No. 3 to Schedule 13G filed on February 12, 2013 by Edgepoint Investment Group, Inc., the successor corporation to EdgePoint Investment Management Inc. (“Edgepoint”), 1000 Yonge Street, Suite 200, Toronto, Ontario M4W 2K2, Canada. According to such Schedule 13G, Edgepoint has sole voting and dispositive power with respect to 1,169,886 shares.
(6)

As reported on Amendment No. 3 to Schedule 13G filed on February 13, 2013 by Blackrock, Inc. (“Blackrock”), 40 East 52nd Street, New York, New York 10022. According to such Schedule 13G, Blackrock has sole voting and dispositive power with respect to 1,082,704 shares.

We do not know of any arrangement that may at a subsequent date result in a change of control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of reports and written representations furnished to us, we believe that, during fiscal 2013, all filings with the SEC by our senior executive officers and directors complied with requirements for reporting ownership and changes in ownership of Team’s Common Stock in accordance with Section 16(a) of the Exchange Act, except Mr. Johnson failed to timely fail a Form 4 report for the August 16, 2012 sale of Team stock due to a miscommunication with his private broker. The proper Form 4 report and amendments to previously filed Form 4 reports were filed on June 26, 2013.

TRANSACTIONS WITH RELATED PERSONS

The Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As matters come up, we rely on our corporate legal counsel to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based upon the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our Proxy Statement.

The Company maintains policies and procedures for the review, approval or ratification of certain transactions between directors or members of their immediate families and the Company. Our policy, contained in our Code of Ethical Conduct and the Charter of the Corporate Governance and Nominating Committee, requires that any transaction in which a director or executive officer (or an immediate family member) has an interest that is in conflict or potential conflict with the interests of the Company shall be prohibited, unless unanimously approved by the Corporate Governance and Nominating Committee and the full Board.

AUDIT COMMITTEE REPORT

The Audit Committee consists of the four members of our Board identified below. Each Audit Committee member is independent, as defined by the applicable listing requirements of the NYSE. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2013 with senior management and has discussed with KPMG LLP (“KPMG”), the independent auditors for Team, the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Auditing Standard No. 16, “Communications with Audit Committees.”

The Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed KPMG’s independence from Team and its management with KPMG.

The Board has adopted a written charter for the Audit Committee, a copy of which is posted on our website at www.teamindustrialservices.com on the “Investors” page under “Governance.”

The Audit Committee has discussed with our internal auditors and KPMG the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and KPMG, with and without representatives of management, to discuss the results of their examinations, the evaluations of our internal controls and the overall quality of our accounting principles.

In performing all of these functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of our management and KPMG which, in its report, expresses an opinion on whether or not our annual financial statements conform, in all material respects, with accounting principles generally accepted in the United States and on management’s assessment of the effectiveness of the our internal control over financial reporting. In reliance on the opinions and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2013 filed with the Securities and Exchange Commission.

Audit Committee

Vincent D. Foster, Chairman

Jack M. Johnson, Jr.

Louis A. Waters

Sidney B. Williams

INFORMATION ON INDEPENDENT PUBLIC ACCOUNTANTS

A representative of KPMG is expected to attend the Annual Meeting with the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions presented at the meeting.

Principal Accountant Fees and Services

The following table sets forth the fees billed by KPMG in each of the past two fiscal years:

	FY 2013	FY 2012
Audit Fees	$979,300	$956,300
Audit-Related Fees	53,050	35,000
Tax Fees	5,000	—
All Other Fees	—	3,500

Total	$1,037,350	$994,800

Audit-Related Fees consist of fees associated with the audit of our 401(k) Plan. Tax Fees consist of fees associated with the preparation of our Federal and state income tax returns for the subject years. All Other Fees consist of fees associated with services provided to our foreign operations.

The Audit Committee’s charter provides for review and pre-approval by the Audit Committee of all audit services, permissible non-audit services and related fees conducted by our independent auditor. The Audit Committee meets annually to approve audit and tax fees for the ensuing year. The Audit Committee has authorized the Chief Financial Officer to engage KPMG on matters not exceeding $10,000; provided that KPMG is more efficient or uniquely qualified to perform the work for which it is engaged and that such engagement is reported to the full Audit Committee in a timely manner. All of the fees and services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by KPMG did not impact KPMG’s independence in the conduct of their auditing functions.

Under its charter, the Audit Committee has the duty and responsibility for ensuring the rotation of audit partners as required by law as well as periodically evaluating whether to rotate our independent auditors.

ANNUAL REPORT ON FORM 10-K

The Company will send, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended May 31, 2013, including the financial statements and the financial statement schedules, as filed with the SEC, to any person whose proxy is being solicited, upon written request to Team, Inc., Attention: André C. Bouchard Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478.

DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS

To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to shareholders who share an address, unless otherwise requested. If you share an address with another shareholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by contacting us at Team, Inc., Attn.: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478 or (281) 331-6154. For future Annual Meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Bylaw Provisions—Our Bylaws require that a shareholder’s proposal, to be considered timely noticed, must be received by the Corporate Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days before the one-year anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting. As a result, proposals submitted for our 2014 Annual Meeting in accordance with the provisions of our Bylaws must be received no earlier than April 25, 2014, and no later than the close of business on May 25, 2014, and must otherwise comply with the requirements of our Delaware Bylaws.

As set forth in our Bylaws, such shareholder’s notice shall set forth: (A) as to each person whom the shareholder proposes to nominate for election as a Director, (1) all information as may be required by the Company pursuant to any policy of the Company governing the selection of Directors; and (2) such person’s written consent to being named as a nominee and to serving as a Director if elected; and (3) information as to any material relationships, including financial transactions and compensation, between the shareholder and the proposed nominee(s); and (B) as to any business the shareholder proposes to bring before the meeting, (1) a brief description of such business; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment); (3) the reasons for conducting such business at the meeting; and (4) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made; and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal or nomination is made, (1) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner; (2) the class and number of shares of the Company that are owned beneficially and held of record by such shareholder and such beneficial owner; (3) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and (4) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares of capital stock required to approve or adopt the proposal or elect the nominee; and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination; and (5) a disclosure of all ownership interests, including derivatives, hedged positions and other economic and voting interests.

Inclusion in Next Year’s Proxy Statement—A shareholder who wishes to present a proposal for inclusion in next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must deliver the proposal to our principal executive offices no later than the close of business on April 25, 2014. Submissions should comply with the requirements of Rule 14a-8. Submissions of shareholder proposals received after that date will be considered untimely for inclusion in the Proxy Statement and form of proxy for our 2014 Annual Meeting. Shareholder proposals submitted other than in accordance with Rule 14a-8 are considered untimely, and management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the 2014 Annual Meeting, without any discussion in the Proxy Statement.

All notices of proposals, whether or not to be included in our proxy materials, should be sent to our principal executive offices at Team, Inc., Attn.: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any reports, statements or other information that we file with the SEC directly from the SEC. You may either:

•	Read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room maintained at 100 F Street, N.E., Washington, D.C. 20549; or

•	Visit the SEC’s website at www.sec.gov, which contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC.

You should rely only on the information contained (or incorporated by reference) in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated August 23, 2013. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement).

Our 2013 Annual Report to shareholders, including our Annual Report on Form 10-K for the year ended May 31, 2013, is being mailed together with this Proxy Statement and is available on our website at www.teamindustrialservices.com/proxy2013 in accordance with the SEC’s “notice and access” regulations. The Annual Report does not constitute any part of the proxy solicitation material.

OTHER BUSINESS

Management does not intend to bring any business before the 2013 Annual Meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented at the 2013 Annual Meeting by others. If, however, any other matters properly come before the 2013 Annual Meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.

André C. Bouchard

Senior Vice President, Administration, General Counsel & Secretary

August 23, 2013

REVOCABLE PROXY TEAM, INC.

IMPORTANT ANNUAL MEETING INFORMATION

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SEPTEMBER 26, 2013 ANNUAL MEETING OF SHAREHOLDERS. THE COMPANY’S PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT:

www.teamindustrialservices.com/proxy2013

THIS PROXY IS SOLICITED BY THE

BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF

SHAREHOLDERS – SEPTEMBER 26, 2013

The undersigned hereby appoints ANDRE C. BOUCHARD and TED W. OWEN with full power of substitution and ratification, attorney and proxy of the undersigned to vote all shares of Team, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders to be held at Team’s offices at 13131 Dairy Ashford, Sugar Land, Texas 77478, at 3:00 p.m. (local time) on Thursday, September 26, 2013, and at any adjournment(s) or postponement(s) thereof.

Mark here if you no longer wish to receive paper annual meeting materials and instead view them online.	☐

Mark here if you plan to attend the meeting.	☐

Mark here for address change.	☐

Comments:

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

X	PLEASE MARK VOTES
AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING NOMINEES:
			For	With- hold	For All Except
1.	to elect two class III directors to hold office until the 2016 annual meeting of shareholders and until their successors are duly elected and qualified.		☐	☐	☐
	(01) Emmett J. Lescroart	(02) Sidney B. Williams
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS:
		For	Against	Abstain
2.	to ratify the appointment of KPMG LLP, as the independent registered public accounting firm for the Company for the year ending May 31, 2014.	☐	☐	☐
		For	Against	Abstain
3.	to approve, by non-binding vote, the compensation of the Company’s named executive officers.	☐	☐	☐

		For	Against	Abstain
4.	to approve the proposed amendment to increase the authorized shares of common stock as disclosed in this proxy statement.	☐	☐	☐

Please be sure to date and sign this Proxy card in the box below.	Date
Sign above	Co-Holder (if any) sign above

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

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